Exhibit 10.2

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

This Mutual Release and Settlement Agreement (“Agreement”) is entered into this 28th day of October, 2010 by and between National Barter Network, LLC, dba Barter Media Solutions, dba Media Funding Solutions (at times herein referred to as “Party One”) and Feel Golf Co., Inc., a California corporation (at times herein referred to as “Party Two”), and with regards to the holding and release of stock as set forth herein, Labertew & Associates, LLC.  The labeling of the parties as Party One and Party Two is for convenience only.

WHEREAS the parties entered into Barter Media Solutions – Media Funding Agreement (the “Media Agreement”), whereby Party One received 15,000,000 (Fifteen Million) restricted shares of Party Two’s common stock, dated May 21, 2010, in exchange for Party One providing certain advertising and media services to Party Two;

WHEREAS the parties have determined not to go forward with the advertising and media services originally contemplated in the Agreement;

WHEREAS prior to the execution of the Agreement, the parties engaged in other advertising and media transactions;

WHEREAS there have been allegations that there may consideration owing between the parties related to the prior advertising and media transactions;

WHEREAS the parties wish to settle any and all claims between one another pursuant to this  Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Partial Return/Retention of Stock.   Party One agrees, within one week of execution of this Agreement, to return Stock Certificate # 177, representing 15,000,000 (Fifteen Million) shares of common stock of Party Two, to Party Two’s transfer agent, Globex Transfer, LLC, which transfer agent shall be supplied joint written instructions from Party One and Party Two to: (a) return 7,500,000 (Seven Million Five Hundred Thousand) shares to treasury; (b) issue ten certificates of 750,000 (Seven Hundred Fifty Thousand) shares each, in the name of Party One, but which shall be mailed, registered or express mail, to the law firm for Party One, Labertew & Associates, LLC, 2825 East Cottonwood Parkway, Suite 500, Salt Lake City, Utah 84121 (“Law Firm”, and which  Law Firm agrees to hold in and release from escrow such shares pursuant to the leakout provisions of Paragraph 2 of this Agreement; and (c) to allow for Party One’s sale and transfer of up to 750,000 (Seven Hundred Fifty Thousand) every two weeks, commencing Monday, November 22, 2010, subject to this Agreement and Party One’s compliance with applicable federal securities laws.  All associated costs related to the re-issuance and receipt of 10 new certificates, as well as the cost of any legal opinion related to the sale of the stock, shall be borne by Party One.

2.           Release and Leakout of Stock.  Party One shall be entitled to sell into the public market up to 750,000 (Seven Hundred Fifty Thousand) shares every two weeks, commencing Monday, November 22, 2010, subject to Party One’s compliance with applicable federal securities laws.  Law Firm agrees to release and deliver each of the ten stock certificates to Party One every two weeks, commencing Monday November 22, 2010, and in no event shall Law Firm release more than one stock certificate to Party One every two weeks commencing Monday, November 22, 2010.

3.           Best Efforts Regarding Reporting Requirements. Party Two agrees to use its best efforts to timely file all required periodic reports with the Securities and Exchange Commission, including the 10Q due November 15, 2010, and the 10K due April 1, 2011.

4.           Mutual Release.  Party One releases, waives and forever discharges and covenants not to sue Party Two, its successors in interest, its past, present and future assigns, officers, directors, agents and/or affiliates, and Party Two specifically releases, waives and forever discharges and covenants not to sue Party One, its successors in interest, its past, present and future assigns, officers, directors, agents and/or affiliates, from and for any and all claims, demands, actions, liabilities and causes of actions, of every kind and character, whether asserted or unasserted, whether known or unknown, suspected or unsuspected, in law or in equity, for or by reason of any matter, cause or thing whatsoever, excepting only the obligations created by, and the representations and covenants made in, this Agreement.

5.            No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material contract, agreement, instrument, law or regulation to which any of the parties are subject.

6.           No Representation Regarding Tax Treatment.  No representation or warranty is being made by any party to any other regarding the treatment of the transactions contemplated herein for federal or state income taxation.

7.           Governing Law.  This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the State of California.  In the event of any disputes arising under or relating to this Agreement, the Parties agree to submit to jurisdiction in Monterey County, State of California.

8.           Notices.   Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered or delivered to the respective parties' attorneys, if sent by facsimile, email, or U.S. mail, postage prepaid, or prepaid overnight courier.

9.           Attorney’s Fees.  In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith.

10.           No Admission of Fault.  By executing this Agreement, neither party admits fault or breach of any obligation to the other.

11.           Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter hereof.  All previous agreements between the parties, whether written or oral, have been merged into this Agreement.  This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof.  There are no other courses of dealing, understandings, agreements, representations, written or oral, except as set forth herein.

12.           Counterparts; Facsimile.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.  Facsimile and electronically transmitted signatures shall constitute original signatures, and shall be followed by delivery of original signatures.

13.           Waiver; Amendment.  No waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  This Agreement may only be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by all parties thereto.

14.           Authority.  Each individual signing this Agreement warrants and represents that he or she has the full authority and is duly authorized and empowered to execute this Agreement on behalf of the party for which he or she signs.

15.           Validity.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect. This Agreement has been negotiated by the parties and their respective counsel and shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

16.           Binding Effect.  This Agreement shall be binding on the parties, their successors in interest, subsidiaries, assignees or acquirers, including any acquirer of substantially all of the assets of a party.

17.           Future Cooperation. The parties agree to cooperate fully, to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

_/s/ Jay Greenlees__________________
National Barter Network, LLC, dba
Barter Media Solutions, dba Media Funding Solutions
By Jay Greenlees
Its Manager

_/s/ Lee Miller_____________________
Feel Golf Co., Inc.
By Lee Miller
Its President

AS TO THE OBLIGATIONS RELATED TO HOLDING AND RELEASING OF STOCK:

_/s/ Michael L. Labertew____________
Labertew & Associates, LLC
By Michael L. Labertew
Its Manager